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                          Independent Auditors' Consent

To the Shareholders and Board of Trustees of the Smith Barney Mid Cap Core Fund:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated January 13, 2003, on the statement of assets and liabilities for the Smith Barney Mid Cap Core Fund (the "Fund"), as of November 30, 2002, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended and for the period from September 1, 1998 to November 30, 1998. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

                                                                KPMG LLP


New York, New York
March 26, 2003